UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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ROLLINS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On April 5, 2022, Rollins, Inc. (the “Company”), entered into a Settlement and General Release Agreement (the “Agreement”) with Paul E. Northen, who formerly served as the Company’s Senior Vice President focused on sustainability from July 2021 until March 2022 and also as the Company’s Senior Vice President, Chief Financial Officer and Treasurer from May 2015 until July 2021.

Under the terms of the Agreement, in exchange for Mr. Northen’s full release of all claims against the Company, as well as certain agreements on his part, including agreements related to post-employment confidentiality, non-disparagement, non-competition, non-solicitation and non-recruitment covenants, the Company has, among other things, agreed to: (i) pay Mr. Northen a lump sum gross cash payment in the amount of $600,000, with $350,000 to be paid no later than April 21, 2022, and the remainder to be paid no later than March 14, 2023; (ii) subsidize 100% of Mr. Northen’s COBRA premiums for up to eighteen (18) months; and (iii) provide Mr. Northen with six (6) months of Executive Career Transition Consultation services. Mr. Northen may revoke the Agreement for a period of seven (7) days following its execution, after which time it will become effective.